ARTICLES OF AMENDMENT
                                (BY SHAREHOLDERS)


1.   The name of the corporation is Double Eagle Petroleum And Mining Co.

2. Article 4 is amended as follows: "to increase the number of authorized shares to 10,000,000.

3.   The amendment was adopted on June 20, 1996, by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be case by each voting group entitled to vote separately on the amendment:
     2,712,401, and the number of votes of each voting group indisputably represented at the meeting: 2,347,261.

5. Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group:
     2,314,881.

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

7.   If  the   amendment   provides  for  an  exchange,   reclassification,   or
     cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

     Not Applicable
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Date:   July 8, 1996

                                              Signed:   /s/ Stephen H. Hollis
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                                                         Stephen H. Hollis

                                              Title:     President
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